Exhibit 99.1

Inotiv, Inc. Announces Third Quarter Fiscal 2022 Financial Results

Increases Select Fiscal Year 2022 Financial Guidance

WEST LAFAYETTE, IN, August 10, 2022– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q3 FY 2022”) and nine months (“YTD FY 2022”) ended June 30, 2022.

Financial Highlights

Q3 FY 2022 Highlights

•	Revenue grew to $172.7 million from $22.9 million during the three months ended June 30, 2021 (“Q3 FY 2021”), driven by a $26.3 million rise in Discovery and Safety Assessment (“DSA”) revenue and $123.4 million of incremental revenue from our Research Models and Services (“RMS”) business. Revenue was higher due to incremental revenue from acquisitions and internal growth from increased capacity for customer demand and favorable pricing.

•	Consolidated net loss for Q3 FY 2022 was $(3.6) million, or (2.1)% of total revenue, compared to consolidated net income of $2.6 million, or 11.4% of total revenue, in Q3 FY 2021.

•	Adjusted EBITDA increased to $37.0 million, or 21.4% of total revenue, from $2.2 million, or 9.6% of total revenue in Q3 FY 2021.

•	Book-to-bill ratio was 1.19x for the DSA services business.

•	DSA backlog was $143.2 million at June 30, 2022, up from $133.6 million at March 31, 2022, and $62.0 million at June 30, 2021.

YTD FY 2022 Highlights

•	Revenue grew to $397.2 million from $59.5 million during the nine months ended June 30, 2021 (“YTD FY 2021”), driven by a $61.6 million rise in DSA revenue and $276.1 million of incremental revenue from our RMS business. Revenue was higher due to incremental revenue from acquisitions and internal growth from increased capacity for customer demand and favorable pricing.

•	Consolidated net loss for YTD FY 2022 was $(93.6) million, or (23.6)% of total revenue, compared to consolidated net income of $1.5 million, or 2.5% of total revenue, in YTD FY 2021.

•	Adjusted EBITDA increased to $72.2 million, or 18.2% of total revenue, from $4.9 million, or 8.2% of total revenue in YTD FY 2021.

•	Book-to-bill ratio was 1.45x for the DSA services business.

Updated Select Financial Guidance for Fiscal Year 2022 Ending September 30, 2022 (“FY 2022”)

Based on current conditions and outlook, the Company has updated its annual guidance as follows:

•	Forecasted FY 2022 annual revenue of at least $550 million, up from prior annual revenue guidance of at least $510 million
•	Adjusted EBITDA margin for FY 2022 expected to be not less than 17.0% of forecasted annual revenues, up from prior guidance of an adjusted EBITDA margin of not less than 15.0% of forecasted annual revenues

Subsequent Events

•	On July 7, the Company announced the acquisition of Protypia, Inc. (“Protypia”), a contract research organization that provides large molecule bioanalytical capabilities to our already established small molecule bioanalytical offerings. This highly-specialized use of mass-spectrometry technology significantly enhances our ability to support clients in the development of safe and effective medicines, particularly in the areas of immuno-oncology and cell and gene therapy.

•	On July 26, the Company announced that it has greatly expanded its capacity to conduct Good Laboratory Practices (“GLP”) studies for in vitro cytogenetics and bacterial mutation assays as components of the Standard Battery of genetic toxicology studies required to support first-in-human evaluations of novel therapeutics.

Management Commentary

Robert Leasure, Jr., President and Chief Executive Officer, commented, “Our results for the third quarter were above our expectations. Driven by a combination of organic growth, acquisitions and favorable pricing, we reported record revenues, Adjusted EBITDA, and backlog. We continued to expand our portfolio of services, including genetic toxicology and protein/peptide bioanalysis. We progressed our capacity expansion initiatives, and continued our investments in our information technology infrastructure. We also continued our integration of prior acquisitions and site optimization plans for recently acquired RMS businesses. We remain steadfast in our commitment to develop, enhance, and tailor Inotiv’s programs and services to help support our clients in developing safe and effective medicines.”

Q3 FY 2022 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	Q3 FY 2022	Q3 FY 2021	Difference	% Change
DSA[1]	$49.2	$22.9	$26.3	+114.8%
RMS	$123.4	–	$123.4	–
Total*	$172.7	$22.9	$149.8	+654.1

*Table may not foot due to rounding

1 includes BASi Products

The increase in total revenue in Q3 FY 2022 was driven by a $26.3 million rise in DSA revenue and $123.4 million of incremental RMS revenue.

The acquisitions of HistoTox Labs, Inc. (“HistoTox Labs”), Bolder BioPATH, Inc. (“Bolder BioPATH”), BioReliance Corporation (“BioReliance"), Gateway Pharmacology Laboratories LLC (“Gateway Pharmacology”), Plato BioPharma, Inc. (“Plato BioPharma”) and Integrated Laboratory Systems, LLC (“ILS”), along with a full quarter’s revenue from the acquisitions of Histion LLC (“Histion”), added $5.4 million of incremental service revenue, and internal growth generated $20.9 million of additional service revenue in our DSA segment during Q3 FY 2022. The acquisitions of Envigo RMS Holding Corp. (“Envigo”), Robinson Services, Inc. (“RSI”) and Orient BioResource Center, Inc. (“OBRC”) added $81.4 million of incremental revenue based upon the baseline revenue prior to the acquisitions, and internal growth generated $42.0 million of additional revenue in our RMS segment during Q3 FY 2022.

Gross Profit1 (in millions)

	(unaudited)		(unaudited)
Segment	Q3 FY 2022	% of Segment Revenue	Q3 FY 2021	% of Revenue
DSA[2]	$21.8	44.3%	$7.6	33.2%
RMS	$29.1	23.6%	–	–
Total	$50.9	29.5%	$7.6	33.2%

1 excludes amortization of intangible assets

2includes BASi Products

Higher total gross profit in Q3 FY 2022 was the result of a $14.2 million increase in DSA gross profit from the comparable prior year period and $29.1 million of RMS gross profit as compared to no such contribution in the prior year period. The improvement in DSA gross profit as a percent of DSA revenue was primarily due to higher revenues as a result of favorable pricing and our investments in the DSA business designed to increase margins and capacity to enhance our ability to meet growing customer demand. RMS gross profit included $3.8 million of non-cash inventory step-up amortization in Q3 FY 2022, which negatively impacted the RMS gross profit percentage by approximately 3.1%.

Operating expenses increased by 393.6%, or $36.8 million, in Q3 FY 2022 compared to Q3 FY2021. The higher operating expenses reflected various acquisitions, including the addition of the RMS business, as well as strategic investments in unallocated corporate G&A expense to support additional future revenue growth, which included additional headcount, recruiting and relocation expense, higher compensation expense, acquisition and integration costs, including change in control charges, primarily related to the acquisitions of Envigo, ILS, OBRC, Histion and Protypia, and an increase in startup costs for internal investments in new service offerings. Furthermore, there were restructuring costs incurred during the three months ended June 30, 2022, primarily related to the closure of our Dublin and Cumberland sites. Additionally, there was an increase in selling expenses due to an increase in travel cost as our sales and marketing teams have traveled more as the COVID-19 pandemic eases, and an increase in commissions due to higher sales awards. During Q3 FY 2022, we continued investing in internal capabilities to provide additional service offerings such as laboratory solutions, pathology services, biotherapeutics and genetic toxicology.

Consolidated net loss of $(3.6) million for Q3 FY 2022 included income tax expense of $(0.3) million. Consolidated net income of $2.6 million for Q3 FY 2021 included an income tax benefit of $4.8 million.

YTD FY 2022 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	YTD FY 2022	YTD FY 2021	Difference	% Change
DSA[1]	$121.1	$59.5	$61.6	+103.5%
RMS	$276.1	–	$276.1	–
Total	$397.2	$59.5	$337.7	+567.6%

1 includes BASi Products

Higher total revenue was driven by a $61.6 million increase in DSA revenue and $276.1 million of incremental RMS revenue.

The acquisitions of HistoTox Labs, Bolder BioPATH, Gateway Pharmacology, Plato BioPharma, ILS and Histion added $24.0 million of incremental service revenue and internal growth generated $37.6 million of additional service revenue in the DSA segment during YTD FY 2022. The acquisitions of Envigo, RSI and OBRC added $209.6 million of incremental revenue based upon the baseline revenue prior to the acquisitions, and internal growth generated $66.5 million of additional revenue in the RMS segment during YTD FY 2022. RMS revenue in YTD FY 2022 reflected one partial and two full quarter contributions from Envigo, which was acquired on November 5, 2021, and one partial and one full quarter of contribution from OBRC, which was acquired on January 27, 2022.

Gross Profit1 (in millions)

	(unaudited)		(unaudited)
Segment	YTD FY 2022	% of Segment Revenue	YTD FY 2021	% of Revenue
DSA[2]	$46.4	38.3%	$19.8	33.3%
RMS	$68.6	24.8%	–	–
Total	$115.0	29.0%	$19.8	33.3%

1 excludes amortization of intangible assets

2includes BASi Products

Higher total gross profit in YTD FY 2022 was the result of a $26.6 million increase in DSA gross profit from the comparable prior year period, and $68.6 million of RMS gross profit as compared to no such contribution in the prior year period. The improvement in DSA gross profit as a percent of DSA revenue was primarily due to higher revenues as a result of favorable pricing and our investments in the DSA business designed to increase margins and capacity to enhance our ability to meet growing customer demand. The decline in gross profit as a percent of total revenue for YTD FY 2022 was primarily due to the inclusion of RMS products that have a lower gross profit as a percent of revenue compared to DSA services. RMS gross profit included improved margins on a favorable mix of sales of research models, but were partially offset by $10.0 million of non-cash inventory step-up amortization in YTD FY 2022, which negatively impacted the RMS gross profit percentage by 3.7%.

Operating expenses increased by 516.4%, or $113.9 million, in YTD FY 2022 compared to YTD FY 2021. The higher operating expenses were due to acquisitions, including post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition of $23.0 million. Increased operating expense in YTD FY 2022 also reflected many of the same factors that impacted Q3 FY 2022.

Consolidated net loss of $(93.6) million for YTD FY 2022 included the above-referenced $23.0 million post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan and $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021. Consolidated net income for YTD FY 2021 was $1.5 million.

Cash Provided by Operating Activities and Financial Condition

As of June 30, 2022, the Company had $21.2 million in cash and cash equivalents, a $0 balance on a $15.0 million revolving credit facility, and a $0 balance on a $35 million delayed draw term loan. Total debt as of June 30, 2022, was $338.8 million. We were in compliance with our debt covenants as of June 30, 2022.

Cash used by operating activities was $5.4 million for the nine months ended June 30, 2022, compared to cash provided by operating activities of $8.0 million for the same period last year.

Conference Call

Management will host a conference call on Wednesday, August 10, 2022, at 5:00 pm ET to discuss third quarter reported results for fiscal year 2022.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=SBPx3NH1

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and nine months ended June 30, 2022 and 2021 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from consolidated net income (loss) statement of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization, stock compensation expense, United Kingdom lease liability reversal benefit, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of our Cumberland and Dublin facilities, unrealized foreign exchange gain, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss on fair value remeasurement of convertible notes and other non-recurring third-party costs. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

Adjusted EBITDA margin guidance for fiscal year 2022 is provided on a non-GAAP basis. The Company cannot reconcile its expected adjusted EBITDA margin to expected net income margin without unreasonable effort because certain items that impact net income margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains forward-looking statements, including financial guidance, that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our services and products, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, near-term and long-term growth in revenue and operating margins, governmental regulations, inspections and investigations, the impact of site closures and consolidations, expansion and related efforts, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Service revenue	$60,119	$21,924	$147,879	$56,858
Product revenue	112,547	968	249,311	2,671
Total revenue	172,666	22,892	397,190	59,529
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	34,477	14,701	91,991	38,204
Cost of products sold (excluding amortization of intangible assets)	87,253	545	190,212	1,477
Selling	4,802	838	12,187	2,343
General and administrative	21,652	7,306	56,251	17,653
Amortization of intangible assets	8,854	619	18,664	931
Other operating expense	10,841	586	48,871	1,131
Operating income (loss)	4,787	(1,703)	(20,986)	(2,210)
Other income (expense):
Interest expense	(8,441)	(449)	(20,816)	(1,163)
Other income (expense)	440	1	(57,426)	180
Loss before income taxes	(3,214)	(2,151)	(99,228)	(3,193)
Income tax (expense) benefit	(342)	4,753	5,597	4,706
Consolidated net (loss) income	$(3,556)	$2,602	$(93,631)	$1,513
Less: Net income (loss) attributable to noncontrolling interests	172	–	(769)	–
Net (loss) income attributable to common shareholders	$(3,728)	$2,602	$(92,862)	$1,513

Earnings (loss) per common share
Net (loss) income attributable to common shareholders:
Basic	$(0.15)	$0.18	$(3.88)	$0.12
Diluted	$(0.15)	$0.17	$(3.88)	$0.12
Weighted-average number of common shares outstanding:
Basic	25,510	14,656	23,938	12,274
Diluted	25,510	15,383	23,938	12,948

Note – Certain prior quarter amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INOTIV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30,	September 30,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,243	$138,924
Restricted cash	476	18,000
Trade receivables and contract assets, net of allowances for doubtful accounts of $3,909 and $668, respectively	107,719	28,364
Inventories, net	66,401	602
Prepaid expenses and other current assets	38,939	3,129
Total current assets	234,778	189,019
Property and equipment, net	187,492	47,978
Operating lease right-of-use assets, net	29,116	8,358
Goodwill	397,337	51,927
Other intangible assets, net	311,628	24,233
Other assets	7,427	341
Total assets	1,167,778	321,856
Liabilities, shareholders’ equity and noncontrolling interest
Current liabilities:
Accounts payable	$31,352	$6,163
Accrued expenses and other liabilities	28,494	8,968
Capex line of credit	–	1,749
Fees invoiced in advance	75,481	26,614
Current portion on long-term operating lease	6,151	1,959
Current portion of long-term debt	4,985	9,656
Total current liabilities	146,463	55,109
Long-term operating leases, net	22,901	6,554
Long-term debt, net of current portion, net of debt issuance costs	333,773	154,209
Other liabilities	1,514	512
Deferred tax liabilities, net	49,494	344
Total liabilities	554,145	216,728
Shareholders’ equity and noncontrolling interest:
Authorized 74,000,000 shares; 25,515,791 issued and outstanding at June 30, 2022 and 15,931,485 at September 30, 2021	6,341	3,945
Additional paid-in-capital	715,387	112,198
Accumulated deficit	(104,646)	(11,015)
Accumulated other comprehensive loss	(3,306)	–
Total equity attributable to common shareholders	613,776	105,128
Noncontrolling interest	(143)	–
Total shareholders’ equity and noncontrolling interest	613,633	105,128
Total liabilities and shareholders’ equity and noncontrolling interest	$1,167,778	$321,856

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	June 30,
	2022	2021
Operating activities:
Consolidated net (loss) income	$(93,631)	$1,513
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of acquisitions:
Depreciation and amortization	31,867	4,087
Undistributed earnings of noncontrolling interest	769	–
Employee stock compensation expense	22,285	1,040
Changes in deferred taxes	(8,385)	(4,867)
Provision for doubtful accounts	661	50
Unrealized foreign currency gain	(634)	–
Amortization of debt issuance costs and original issue discount	1,907	–
Noncash interest and accretion expense	3,906	–
Loss on fair value remeasurement of embedded derivative	56,714	–
Other non-cash operating activities	2	190
Loss on debt extinguishment	877	–
Non-cash amortization of inventory fair value step-up	10,039	–
Gain on disposal of property and equipment	(231)	–
Non-cash restructuring costs	2,990	–
Changes in operating assets and liabilities:
Trade receivables and contract assets	(30,565)	(4,010)
Inventories	(26,589)	(277)
Prepaid expenses and other current assets	(14,743)	–
Operational lease right-of-use assets and liabilities, net	447	–
Accounts payable	8,129	1,306
Accrued expenses and other liabilities	(3,327)	1,594
Fees invoiced in advance	32,789	7,451
Other asset and liabilities, net	(665)	(28)
Net cash (used in) provided by operating activities	(5,388)	8,049

Investing activities:
Capital expenditures	(31,275)	(8,358)
Proceeds from sale of equipment	277	2
Cash paid in acquisitions	(287,129)	(40,698)
Net cash (used in) investing activities	(318,127)	(40,054)

Financing activities:
Payments on finance lease liability	–	(277)
Payments of long-term debt	(37,746)	(2,620)
Payments of debt issuance costs	(10,067)	(409)
Payments on promissory notes	(1,362)	–
Payments on revolving credit facility	(20,749)	(1,318)
Payments on senior term notes	(1,025)	–
Payments on delayed draw term loan	(175)	–
Borrowings on long-term loan	–	17,087
Borrowings on revolving credit facility	20,184	–
Borrowings on delayed draw term loan	35,000	–
Borrowings on senior term notes	205,000	–
Proceeds from exercise of stock options	102	188
Proceeds from issuance of common stock net	–	48,972
Net cash provided by (used in) financing activities	189,162	64,259

Effect of exchange rate changes on cash and cash equivalents	(852)	–

Net (decrease) increase in cash and cash equivalents	(135,205)	23,254
Cash, cash equivalents, and restricted cash at beginning of period	156,924	1,406
Cash, cash equivalents, and restricted cash at end of period	$21,719	$24,660

Noncash financing activity:
Seller financed acquisition	$6,288	–

Supplemental disclosure of cash flow information:
Cash paid for interest	$11,914	$832
Income taxes paid, net	$666	$–

The accompanying notes are an integral part of the condensed consolidated financial statements.

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP

SELECT BUSINESS SEGMENT INFORMATION

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
DSA
Revenue	49,224	22,892	121,103	59,529
Operating income	13,171	3,929	22,965	11,144
Operating income as a % of total revenue	7.6%	17.2%	5.8%	18.7%
Add back:
Depreciation and amortization	3,438	1,933	9,396	4,087
Startup costs	1,731	479	4,162	841
Total non-GAAP adjustments to operating income	5,169	2,412	13,558	4,928
Non-GAAP operating income	18,340	6,341	36,523	16,072
Non-GAAP operating income as a % of DSA revenue	37.3%	27.7%	30.2%	27.0%
Non-GAAP operating income as a % of total revenue	10.6%	27.7%	9.2%	27.0%

RMS
Revenue	123,442	N/A	276,087	N/A
Operating income/(loss)	11,902	N/A	34,544	N/A
Operating income/(loss) as a % of total revenue	6.9%	N/A	8.7%	N/A
Add back:
Depreciation and amortization	12,563	N/A	22,471	N/A
Restructuring costs	4,861	N/A	4,861	N/A
Amortization of inventory step up	3,762	N/A	10,039	N/A
Other non-recurring, third party costs	364	N/A	1,310	N/A
Total non-GAAP adjustments to operating income/(loss)	21,550	N/A	38,681	N/A
Non-GAAP operating income/(loss)	33,452	N/A	73,225	N/A
Non-GAAP operating income/(loss) as a % of RMS revenue	27.1%	N/A	26.5%	N/A
Non-GAAP operating income/(loss) as a % of total revenue	19.4%	N/A	18.4%	N/A

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Unallocated Corporate G&A	(20,286)	(5,632)	(78,495)	(13,354)
Unallocated corporate G&A as a % of total revenue	(11.7)%	(24.6)%	(19.8)%	(22.4)%
Add back:
Stock option expense	1,987	580	27,057	1,040
United Kingdom lease liability reversal benefit	–	–	–	(179)
Acquisition and integration costs	3,682	899	14,575	1,128
Total non-GAAP adjustments to operating income	5,669	1,479	41,632	1,989
Non-GAAP operating income/(loss)	(14,617)	(4,153)	36,863	(11,365)
Non-GAAP operating income as a % of total revenue	(8.5)%	(18.1)%	(9.3)%	(19.1)%

Total
Revenue	172,666	22,892	397,190	59,529
Operating income/(loss)	4,787	(1,703)	(20,986)	(2,210)
Operating income/(loss) as a % of total revenue	2.8%	(7.4)%	(5.3)%	(3.7)%
Add back:
Depreciation and amortization	16,001	1,933	31,867	4,087
Stock option expense	1,987	580	27,057	1,040
United Kingdom lease liability reversal benefit	–	–	–	(179)
Restructuring costs	4,861	–	4,861	–
Acquisition and integration costs	3,682	899	14,575	1,128
Amortization of inventory step up	3,762	–	10,039	–
Startup costs	1,731	479	4,162	841
Other non-recurring, third party costs	364	–	1,310	–
Total non-GAAP adjustments to operating income/(loss)	32,388	3,891	93,871	6,917
Non-GAAP operating income/(loss)	37,175	2,188	72,885	4,707
Non-GAAP operating income/(loss) as a % of total revenue	21.5%	9.6%	18.4%	7.9%

INOTIV, INC.

RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
GAAP Consolidated net (loss) income	(3,556)	2,602	(93,631)	1,513
Adjustments (a):
Interest expense	8,441	449	20,816	1,163
Income tax expense (benefit)	342	(4,753)	(5,597)	(4,706)
Depreciation and amortization	16,001	1,933	31,867	4,087
Stock compensation expense (1)	1,987	580	27,057	1,040
United Kingdom lease liability reversal benefit	–	–	–	(179)
Acquisition and integration costs (2)	3,682	899	14,575	1,128
Startup costs	1,731	479	4,162	841
Restructuring costs (3)	4,861	–	4,861	–
Unrealized foreign exchange gain	(641)	–	(581)	–
Loss on debt extinguishment	–	–	877	–
Amortization of inventory step up	3,762	–	10,039	–
Loss (gain) on disposition of assets	4	–	(231)	–
Loss on fair value remeasurement of convertible notes (4)	–	–	56,714	–
Other non-recurring, third party costs	364	–	1,310	–
Adjusted EBITDA (b)	36,978	2,189	72,238	4,887
GAAP Consolidated net (loss) income as a percent of total revenue	(2.1)%	11.4%	(23.6)%	2.5%
Adjustments as a percent of total revenue	23.5%	(1.8)%	41.8%	5.7%
Adjusted EBITDA as a percent of total revenue	21.4%	9.6%	18.2%	8.2%

(a)	Adjustments to certain GAAP reported measures for the three and nine months ended June 30, 2022 and 2021 include, but are not limited to, the following:
(1)	For the nine months ended June 30, 2022, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.
(2)	For the three months ended June 30, 2022, represents charges for legal services, accounting services, travel, change in control charges and other related activities in connection with the acquisition and integration of Envigo, ILS, OBRC and Histion. For the nine months ended June 30, 2022, represent charges for legal services, accounting services, travel, change in control charges and other related activities in connection with the acquisitions of Plato BioPharma, Envigo, RSI, ILS, OBRC and Histion.
(3)	For the three and nine months ended June 30, 2022, restructuring costs represent costs incurred in connection with the exit of our Dublin and Cumberland sites
(4)	For the nine months ended June 30, 2022, represents loss of $56.7 resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.

(b)	Adjusted EBITDA - Consolidated net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, stock compensation expense, United Kingdom lease liability reversal benefit, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange gain, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss on fair value remeasurement of the embedded derivative component of the convertible notes and other non-recurring third party costs.